Exhibit 10.7

INVESTMENT MANAGER AGREEMENT

by and between

Watford Insurance Company

and

ARCH INVESTMENT MANAGEMENT LTD.

August 1, 2016

INVESTMENT MANAGER AGREEMENT

THIS INVESTMENT MANAGER AGREEMENT, made as of the 1st day of August, 2016, by and between Watford Insurance Company, a New Jersey company (hereinafter called the “Company”) and Arch Investment Management Ltd., a Bermuda company (hereinafter called the “Manager”).

WITNESSETH:

WHEREAS, the Company has all requisite authority to appoint one or more investment managers to supervise and direct the investment and reinvestment of a portion of all of the assets of the Company;

THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1.Appointment and Status as Investment Manager. The Company hereby appoints the Manager as an “Investment Manager.” The Manager does hereby accept said appointment on a non-exclusive basis and by its execution of this Agreement. The Manager does also acknowledge that it is a fiduciary with respect to the assets under management and assumes the duties, responsibilities and obligations of a fiduciary with respect to the services described in Sections 4 and 5 below.

2.Representations by Manager. The Manager represents and warrant that (a) it has all requisite authority to carry out its obligations hereunder, (b) the terms of the Agreement do not conflict with any obligation by which the Manager is bound, whether arising by contract, operation of law or otherwise, (c) this Agreement has been duly authorized by appropriate corporate action, (d) it will at all times during the term of this Agreement have all authorizations, registrations, licenses, permits, consents and approvals, if any, from the regulatory authorities having jurisdiction over its activities required to execute, deliver and perform its obligations under this Agreement and the transactions contemplated hereby and (e) it will notify the Company in the event of any change of control in the Manager.

3.Representations by Company. The Company represents and warrants that (a) it has all requisite authority to appoint the Manager hereunder, (b) the terms of the Agreement do not conflict with any obligation by which the Company is bound, whether arising by contract, operation of law or otherwise, and (c) this Agreement has been duly authorized by appropriate corporate action.

4.Management Services. The Manager shall be responsible for the investment and reinvestment of assets in one or more accounts (which may include without limitation, state deposit or fixed income accounts) designated by the Company as subject to Manager’s management (which assets, together with all additions, substitutions and alterations thereto are hereinafter collectively referred to as the “Accounts”), including Manager’s engagement of a third party investment manager to manage one or more Accounts under the supervision and oversight of the Manager. The Accounts shall include all securities and instruments appropriate to effect the strategies described in the investment guidelines for the Accounts, as the same may be amended by the Company from time to time. The Company does hereby delegate to the Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Accounts, subject to the Accounts’ investment guidelines, which shall be issued by the Company from time to time. Said powers, duties and responsibilities shall be exercised exclusively by the Manager pursuant to and in accordance with its fiduciary responsibilities and the provisions of this Agreement and shall include, but are not limited to: investment advisory and oversight, investment market risk monitoring, investment credit risk monitoring, investment compliance monitoring and asset allocation monitoring. In deciding on a proper investment for the Accounts, the Manager’s investment decision shall be subject to the following: (a) the investment purposes of the Company, (b) the Company’s financial needs such as liquidity, (c) the Company’s and Accounts’ investment policies and guidelines, (d) applicable law, and (e) the authority of the Board of Directors and/or duly authorized officers of the Company. In addition, in accordance with the Manager’s guidelines in effect from time to time, the Manager or its agent is authorized, but shall not be required, to vote, tender or convert any securities in the Accounts; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Manager shall not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith.

5.Accounting and Reports. At such intervals as shall be mutually agreed upon between the parties, but in any event not less than once per calendar year quarter, the Manager shall furnish the Company with appraisals of the Accounts, performance tabulations, compliance certifications, a summary of purchases and sales and such other reports as shall be agreed upon from time to time. The Manager’s service levels and reporting responsibilities are further set forth in a Service Level Agreement Addendum (“SLA”) to this Agreement, which may be amended from time to time with the consent of both parties. The Manager shall also reconcile accounting, transaction and asset-summary data with custodian reports at times that are mutually agreeable to the Manager and the Company. In addition, the Manager shall communicate and resolve any significant discrepancies with the custodian(s).

6.Compensation. For its investment management services rendered hereunder, the Manager shall be compensated in accordance with Exhibit A attached hereto (“Fees”). If the management of the Accounts commences or ends at any time other than the beginning or end of each month, the asset management fee shall be prorated based on the portion of such month during which this Agreement was in force. The Company agrees to pay the Fees in accordance with Exhibit A.

7.Custodian. The securities in the Accounts shall be held by a custodian duly appointed by the Company and the Manager is authorized to give instructions to the custodian with respect to all investment decisions regarding the Accounts. Nothing contained herein shall be deemed to authorize the Manager to take or receive physical possession of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Manager’s direction shall rest upon the custodian. The Company and the Manger agree that all custodians and custodial agreements between the Company and the custodian will meet the requirements of the National Association of Insurance Commissioner’s Financial Examiners’ Handbook.

8.Brokerage. The Company hereby delegates to the Manager sole and exclusive authority to designate the brokers or dealers through whom all purchases and sales on behalf of the Accounts will be made, and who, in the good faith judgment of the Manager, will act in the best interests of the Company. The Manager will determine the rate or rates, if any, to be paid for brokerage services provided to the Accounts. The Manager agrees that securities are to be purchased through such brokers as, in the Manager’s best judgment, shall offer the best combination of price and execution. The Manager, in seeking to obtain the best execution of portfolio transactions for the Accounts, may consider the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. Accordingly, the Manager’s selection of a broker or dealer for transactions for the Accounts may take into account such relevant factors as (i) price, (ii) the broker’s or dealer’s facilities, reliability and financial responsibility, (iii) when relevant, the ability of the broker to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of the order, (iv) the broker’s or dealer’s recordkeeping capabilities and (v) the research and other services provided by such broker or dealer to the Manager which are expected to enhance its general portfolio management capabilities (collectively, “Research”), notwithstanding that the Accounts may not be the exclusive beneficiary of such Research.

9.Confidential Information. All information regarding operations and investments of the Company, including this Agreement and the exhibits attached hereto, shall be regarded as confidential by the Manager.

10.Directions to the Manager. All directions by or on behalf of the Company to the Manager shall be in writing signed by either one of the following officers: (i) [Chief Financial Officer] or (ii) [President].

The Manager shall be fully protected (i) in relying upon any direction in accordance with the previous paragraph with respect to any instruction, direction or approval of the Company, and shall be so protected also in relying upon a certification duly executed on behalf of the Company as to the names of persons authorized to act for it and in continuing to rely upon such certification until notified by the Company to the contrary; and (ii) in acting upon any instrument, certificate or paper believed by the Manager to be genuine and to be signed or presented by the proper persons or to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

11.Indemnification. Each party agrees to indemnify and hold the other party (including its directors, officers, employees, shareholders and agents) harmless from and against any and all loss, liability, claims, causes of action, costs, damages and expenses (including reasonable attorneys’ fees) (collectively, “Losses”), arising from, or caused by, the indemnifying party’s negligence or material breach of this Agreement, except to the extent such Losses are arising from, or caused by, the non-indemnifying party’s acts or omissions.

12.Term; Termination of this Agreement. The initial term of this Agreement shall be for one (1) year from the date hereof and shall automatically renew for successive one (1) year periods, unless its earlier termination as provided below. Notwithstanding the foregoing, the Company or Manager may terminate this Agreement at any time upon forty-five (45) days’ prior written notice to the other party. On the effective date of the termination of this Agreement, or as close to such date as is reasonably possible, the Manager shall provide the Company with a final report containing the same information as Section 5 above.

13.Assignment. This Agreement may not be assigned by the Manager without the consent of the Company, and any such assignment made without such consent shall be null and void for all purposes; provided however, that this Agreement may be assigned to the Manager’s parent corporation, Arch Capital Group Ltd., without the consent of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

14.Regulatory Notice. Notwithstanding anything in Sections 12, 13 and 18, no assignment, amendment or modification or termination shall be effective unless such assignment, amendment modification or termination is (a) filed with the New Jersey Department of Banking and Insurance (“NJDOBI”) at least 30 days prior to the proposed effective date, (b), not disapproved by the NJDOBI, (c) made in writing and (d) signed by the parties hereto.

15.Severability. Any term or provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of the Agreement in any jurisdiction.

16.Arbitration. In the event that any dispute arises under this Agreement, the dispute will be submitted to and settled exclusively by binding arbitration, to be conducted in accordance with the Judicial Arbitration and Mediation Service Streamlined Rules & Procedures (the “JAMS Rules”). Arbitration shall be held in the County of Morris, New Jersey, before an arbitrator selected pursuant to the JAMS Rules, who will have no personal or pecuniary interest in the dispute, either directly or indirectly. All decisions of the arbitrator will be final, binding, and conclusive on the parties. Either party may seek confirmation and enforcement of the arbitration award, under the Federal Arbitration Act, if applicable, and/or the law of the state of New Jersey, in the United States District Court for the District of New Jersey (Newark Vicinage) or the Superior Court of New Jersey (Morris County), and each party hereby consents to the jurisdiction and venue of the aforementioned courts for any claim, action, suit or proceeding arising hereunder. A final unappealable judgment in any such action, suit or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties will equally share the costs of the arbitrator and the arbitration fees, and each side will bear its own attorneys’ fees and costs.

17.Compliance with Laws; Governing Law. During the term of this Agreement, the Company and the Manager agree to comply with all applicable laws and regulations, including without limitation, New Jersey law and regulations. This Agreement shall be construed pursuant to, and shall be governed by, the laws of New Jersey (without giving regard to conflicts of laws provisions thereof).

18.Notices. All notices required or permitted to be sent under this Agreement shall be sent, if to the Manager:

Arch Investment Management Ltd.
Ground Floor, Waterloo House

100 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention: Investment Compliance
Email: investops@archinvest.bm
Tel: 441 278-9180
Facsimile: 441 296-1518

if to the Company:    Watford Insurance Company
445 South Street, Suite 220
P. O. Box 1950
Morristown, NJ 07962-1950
Attention: CEO
Email: ascherer@watfordus.com
Tel: 973-753-1331
Facsimile: 973-889-6495

or such other name or address as may be given in writing to the other party. All notices hereunder shall be sufficient if delivered by electronic mail, facsimile or overnight mail. Any notices shall be deemed given only upon actual receipt.

19.Entire Agreement; Modification. This Agreement (i) contains the complete and entire understanding and agreement of the parties with respect to the subject matter hereof, (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, with respect to the Company’s engagement of the Manager for investment management services, and (iii) may not be modified or altered except by an instrument in writing executed by both parties.

20.Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision in this Agreement.

21.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WATFORD INSURANCE COMPANY

By:	/s/ Alexendre Scherer
Name:	Alexandre Scherer
Title:	President & CEO

ARCH INVESTMENT MANAGEMENT LTD.

By:	/s/ David Mulholland
Name:	David Mulholland
Title:	Senior Vice President & CAO

Exhibit A
Compensation for Investment Management Services and Investment Consulting and Oversight Services
Fees
11.0 basis points for Investment Consulting and Oversight Services
14.5 basis points for Direct Investment Management Services
  2.0 basis points for Additional Services
For purposes of this Agreement: (i) “Investment Consulting and Oversight Services” shall mean those services provided by the Manager for Accounts which are directly managed by a third party investment manager, but where the selection, engagement and performance of such third party manager are reviewed, monitored and managed by the Manager; (ii) “Direct Investment Management Services” shall mean those services provided by the Manager for Accounts which are directly managed by the Manager; and (iii) “Additional Services” includes administrative, operations and risk analytics support services to be provided to the Manager as part of the Agreement.
As compensation for rendering investment management services under this Agreement, the Manager shall be paid a monthly asset management fee at the annual rate detailed above based on whether the services provided by the Manager for the assets under management in the Accounts are Investment Consulting and Oversight Services or Direct Investment Management Services with such allocation set forth in the Manager’s invoice.  Fees shall be due and payable by wire transfer to the Manager within fifteen (15) days after receipt of the Manager’s invoice.
The Company certifies that the Fees to be paid to the Manager hereunder are fair and reasonable.